Exhibit 5.1

February 10, 2023	+1 617 526 6000 (t) +1 617 526 5000 (f) wilmerhale.com

Blue Apron Holdings, Inc.

28 Liberty Street

New York, NY 10005

Re: 2017 Equity Incentive Plan

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 2,645,097 shares of Class A Common Stock, $0.0001 par value per share (the “Shares”), of Blue Apron Holdings, Inc., a Delaware corporation (the “Company”), issuable under the Company’s 2017 Equity Incentive Plan (the “Plan”).

We have examined and relied upon the Restated Certificate of Incorporation of the Company, as amended or restated from time to time, and the Amended and Restated Bylaws of the Company, as amended or restated from time to time, and minutes of meetings of the stockholders and the Board of Directors of the Company, including committees thereof, as provided to us by the Company, the Registration Statement, the Plan and such other documents as we have deemed necessary for purposes of rendering this opinion hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

February 10, 2023 Page 2

Very truly yours,

/s/ Wilmer Cutler Pickering Hale and Dorr LLP

WILMER CUTLER PICKERING HALE AND DORR LLP